Exhibit 99.1

iPower Renews Credit Facility with JPMorgan Chase

RANCHO CUCAMONGA, CA, November 13, 2024 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”), a tech and data-driven ecommerce services provider and online retailer, today announced the renewal of its secured revolving credit facility with JPMorgan Chase, extending the maturity by three years to November 2027.

The new facility has a revolving commitment of $15.0 million, with an accordion feature to obtain additional lender commitments to increase the facility size up to $40.0 million in the aggregate. Under the new agreement, the interest on borrowings will be based on SOFR plus 2.25% - 2.50%.

“We are pleased to renew our credit facility with a leading institution like JPMorgan Chase, which underscores their confidence in our strategy and long-term vision,” said Lawrence Tan, CEO of iPower. “This new facility is an essential component of our capital structure as it provides us with the flexibility to fund our growth and advance our strategic initiatives. With a strengthened balance sheet, continued growth in our SuperSuite supply chain business, and optimized cost structure, we believe we are well positioned to deliver on our goals ahead.”

About iPower Inc.

iPower Inc. is a tech and data-driven online retailer, as well as a provider of value-added ecommerce services for third-party products and brands. iPower’s capabilities include a full spectrum of online channels, robust fulfillment capacity, a network of warehouses serving the U.S., competitive last mile delivery partners and a differentiated business intelligence platform. iPower believes that these capabilities will enable it to efficiently move a diverse catalog of SKUs from its supply chain partners to end consumers every day, providing the best value to customers in the U.S. and other countries. For more information, please visit iPower’s website at www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results and performance in iPower’s Annual Report on Form 10-K, as filed with the SEC on September 19, 2024, its Quarterly Reports on Form 10-Q, as filed with the SEC on November 15, 2023, February 14, 2024 and May 14, 2024, and in its other SEC filings.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

IPW@elevate-ir.com